Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG REVENUE GROWTH
IN THIRD QUARTER 2005

-- Earnings growth in third quarter and full year reduced by Gulf Coast hurricanes and performance of test kit manufacturing business --

LYNDHURST, N.J., OCTOBER 20, 2005—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2005, net income increased to $135 million or $0.66 per diluted share, compared to $130 million, or $0.62 per diluted share, in 2004. Earnings per share were reduced by $0.05 in the third quarter of 2005 as a result of hurricanes in the Gulf Coast and the write-down of an investment.

During the quarter, the impact of the hurricanes reduced total revenues by approximately half a percent, operating income by $11 million, and earnings per share by $0.03. This includes a $6.2 million charge, included in other operating expense, primarily related to forgiveness of amounts owed by patients and physicians in the affected areas, and related property damage.

During the third quarter of 2005, total revenues grew 6.4% over the prior-year level to $1.4 billion, driven by strength in clinical testing operations. Clinical testing revenues grew 7.1%. Volume, measured by the number of requisitions, grew approximately 4.0%, and revenue per requisition grew 3.0%. Performance at the company’s test kit manufacturing business (NID) reduced total revenue growth by about half a percent.

Operating income for the quarter was $243 million, or 17.7% of revenues, compared to $232 million, or 18.0% of revenues, in 2004. Operating income as a percentage of revenues compared to the prior year was negatively impacted 1.2% due to the hurricanes and the performance of NID.

Bad debt expense was 4.3% of revenues, compared to 4.6% a year ago. Days sales outstanding improved to 45 days, compared to 48 days a year ago. Cash from operations totaled $178 million for the quarter. During the quarter, the company repurchased $98 million of its common stock and made capital expenditures of $54 million.

“Our business showed strong growth during the quarter as we continued to enhance our value proposition for patients and physicians,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer of Quest Diagnostics. “We are focused on driving profitable growth, and we look forward to joining together soon with LabOne to further enhance our leadership position.”

Year-to-Date Performance

For the first nine months of 2005, net income was $416 million, or $2.02 per diluted share. This compares to $373 million, or $1.75 per diluted share, in 2004. Revenues increased 5.9% to $4.1 billion. Operating income for 2005 was $734 million, or 18.0% of revenues, compared to $671 million, or 17.4% of revenues, in 2004. Cash from operations increased to $548 million from $535 million in 2004. During the first nine months of 2005, the company repurchased $190 million in common stock and made capital expenditures of $178 million.

Outlook for 2005

The company expects full year earnings per diluted share of between $2.61 and $2.64. This reflects the $0.05 per share impact of the hurricanes and the investment write-down in the third quarter. This also includes an estimated fourth quarter impact of $0.02 per share from the continuing disruptions from the hurricanes and $0.05 per share from the performance of NID. Previously, the company had anticipated earnings per share of $2.73 to $2.78. For the full year 2005, revenue growth is expected to approach 5.5%, operating income is expected to approach 18% of revenues; cash from operations is expected to approximate $750 million; and capital expenditures are expected to approximate $235 million. The outlook for 2005 excludes operating performance of LabOne and integration costs associated with its acquisition, which is expected to close in early November.

Quest Diagnostics will hold its third quarter conference call on October 20 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10:30 A.M. on October 20 through 11 P.M. on November 18, 2005 to investors in the U.S. by dialing 888-567-0440. Investors outside the U.S. may dial 203-369-3442. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2004 Form 10-K and subsequent filings.

– Tables follow –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2005 and 2004
(in millions, except per share and percentage data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
Net revenues	$1,371.8	$1,289.9	$4,068.8	$3,843.3
Operating costs and expenses:
Cost of services	807.0	748.4	2,385.8	2,233.3
Selling, general and administrative	313.4	308.3	937.4	923.2
Amortization of intangible assets	0.9	1.7	2.7	5.8
Other operating (income) expense, net	7.3	(0.2)	8.6	10.4
Total operating costs and expenses	1,128.6	1,058.2	3,334.5	3,172.7

Operating income	243.2	231.7	734.3	670.6

Other income (expense):
Interest expense, net	(11.9)	(13.6)	(37.3)	(44.6)
Minority share of income	(4.8)	(4.9)	(14.9)	(14.4)
Equity earnings in unconsolidated joint ventures	5.9	5.5	19.5	15.5
Other income (expense), net	(6.4)	—	(6.2)	—

Total non-operating expenses, net	(17.2)	(13.0)	(38.9)	(43.5)

Income before taxes	226.0	218.7	695.4	627.1
Income tax expense	90.8	88.6	279.5	254.0
Net income	$135.2	$130.1	$415.9	$373.1

Earnings per common share:
Basic	$0.67	$0.64	$2.06	$1.82
Diluted	$0.66	$0.62	$2.02	$1.75

Weighted average common shares outstanding:
Basic	202.7	202.5	202.3	204.9
Diluted	206.1	212.3	206.2	215.3

Operating income as a percentage of net revenues	17.7%	18.0%	18.0%	17.4%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
September 30, 2005 and December 31, 2004
(in millions, except per share data)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$210.1	$73.3
Accounts receivable, net	693.8	649.3
Inventories	78.2	75.3
Deferred income taxes	101.4	83.0
Prepaid expenses and other current assets	67.8	50.2
Total current assets	1,151.3	931.1
Property, plant and equipment, net	670.9	619.5
Goodwill, net	2,524.6	2,506.9
Intangible assets, net	9.8	11.5
Deferred income taxes	30.6	29.4
Other assets	147.5	105.4
Total assets	$4,534.7	$4,203.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$686.6	$669.0
Short-term borrowings and current portion of long-term debt	504.9	374.8
Total current liabilities	1,191.5	1,043.8
Long-term debt	349.4	724.0
Other liabilities	166.1	147.3
Stockholders' equity:
Common stock, par value $0.01 per share; 300 shares
authorized; 213.6 shares issued at both September
30, 2005 and December 31, 2004	2.1	1.1
Additional paid-in capital	2,180.0	2,195.3
Retained earnings	1,180.0	818.7
Unearned compensation	(2.5)	—
Accumulated other comprehensive income	(4.2)	3.9
Treasury stock, at cost; 11.8 and 17.3 shares at
September 30, 2005 and December 31, 2004, respectively	(527.7)	(730.3)

Total stockholders' equity	2,827.7	2,288.7
Total liabilities and stockholders' equity	$4,534.7	$4,203.8

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2005 and 2004
(in millions)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$415.9	$373.1
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	129.0	126.4
Provision for doubtful accounts	177.9	172.0
Deferred income tax provision (benefit)	(10.9)	31.4
Minority share of income	14.9	14.4
Stock compensation expense	1.4	1.2
Tax benefits associated with stock-based compensation plans	28.4	54.2
Other, net	8.5	2.5
Changes in operating assets and liabilities:
Accounts receivable	(222.5)	(248.9)
Accounts payable and accrued expenses	(6.1)	(10.3)
Integration, settlement and other special charges	(1.6)	(17.4)
Income taxes payable	30.3	27.2
Other assets and liabilities, net	(17.0)	9.4
Net cash provided by operating activities	548.2	535.2

Cash flows from investing activities:
Capital expenditures	(178.3)	(134.1)
Business acquisition, net of cash acquired	(19.3)	—
Transaction costs	(1.3)	—
Proceeds from disposition of assets	—	7.5
Increase in investments and other assets	(40.1)	(3.2)
Net cash used in investing activities	(239.0)	(129.8)

Cash flows from financing activities:
Proceeds from borrowings	100.0	304.9
Repayments of debt	(100.5)	(305.9)
Purchases of treasury stock	(190.5)	(381.2)
Exercise of stock options	84.9	83.1
Dividends paid	(51.5)	(46.2)
Distributions to minority partners	(14.8)	(12.0)
Financing costs paid	—	(2.1)
Net cash used in financing activities	(172.4)	(359.4)

Net change in cash and cash equivalents	136.8	46.0

Cash and cash equivalents, beginning of period	73.3	155.0

Cash and cash equivalents, end of period	$210.1	$201.0

Cash paid during the period for:
Interest	$47.9	$47.4
Income taxes	$231.9	$143.3

Notes to Financial Tables

1)	On June 20, 2005, the Company effected a two-for-one stock split through the issuance of a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on June 6, 2005. References to the number of common shares and per common share amounts in the accompanying consolidated balance sheets and consolidated statements of operations, including earnings per common share calculations and related disclosures, have been restated to give retroactive effect to the stock split for all periods presented.

2)	Basic earnings per common share is calculated by dividing net income by the weighted average common shares outstanding. Due to a required change in accounting effective December 31, 2004, the Company included the dilutive effect of its contingent convertible debentures in its earnings per share calculations using the if-converted method, regardless of whether or not the holders of these securities were permitted to exercise their conversion rights, and retroactively restated previously reported diluted earnings per common share. References to the previously reported diluted weighted average common shares outstanding, including diluted earnings per common share calculations and related disclosures, have been restated to give effect to the required change in accounting for all periods presented. The debentures were redeemed, principally through a conversion into common shares, as of January 18, 2005. See Note 8.

The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
	(in millions, except per share data)
Net income available to common stockholders -
basic	$135.2	$130.1	$415.9	$373.1
Add: Interest expense associated with
contingent convertible debentures, net of related tax effects	—	0.9	0.1	2.5
Income available to common stockholders - diluted	$135.2	$131.0	$416.0	$375.6

Weighted average common shares outstanding -
basic	202.7	202.5	202.3	204.9

Effect of dilutive securities:
Stock options and restricted common shares
granted under the Company's Employee Equity
Participation Program	3.4	4.1	3.7	4.7
Contingent convertible debentures	—	5.7	0.2	5.7
Weighted average common shares outstanding -
diluted	206.1	212.3	206.2	215.3

Basic earnings per common share	$0.67	$0.64	$2.06	$1.82

Diluted earnings per common share	$0.66	$0.62	$2.02	$1.75

3)	The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and has chosen to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“SFAS 148”). The following table presents net income and earnings per share, had the Company elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004
	(in millions, except per share data)

Net income
Net income, as reported	$135.2	$130.1	$415.9	$373.1
Add: Stock-based compensation under APB 25	0.6	0.2	1.4	1.2
Deduct: Total stock-based compensation expense
determined under fair value method for all
awards, net of related tax effects	(8.3)	(11.7)	(27.5)	(33.5)

Pro forma net income	$127.5	$118.6	$389.8	$340.8

Earnings per common share
Basic – as reported	$0.67	$0.64	$2.06	$1.82
Basic – pro forma	$0.63	$0.59	$1.93	$1.66

Diluted – as reported	$0.66	$0.62	$2.02	$1.75
Diluted – pro forma	$0.62	$0.56	$1.88	$1.59

The fair value of each stock option award granted prior to January 1, 2005 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each stock option award granted subsequent to January 1, 2005 was estimated on the date of grant using a lattice-based option valuation model. Management believes a lattice-based option valuation model provides a more accurate measure of fair value. The expected volatility in connection with the Black-Scholes option-pricing model was based on the historical volatility of the Company’s stock, while the expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The weighted average assumptions used in valuing options granted in the periods presented are noted in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Dividend yield	0.7%	0.7%	0.7%	0.7%
Risk-free interest rate	3.9%	3.7%	4.0%	3.1%
Expected volatility	22.4%	46.6%	23.2%	47.2%
Expected holding period, in years	5	5	6	5

4)	Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets. For the three and nine months ended September 30, 2005, other operating (income) expense, net includes a $6.2 million charge primarily related to forgiving amounts owed by patients and physicians, and related property damage as a result of hurricanes in the Gulf Coast. For the nine months ended September 30, 2004, other operating (income) expense, net includes a $10.3 million charge associated with the acceleration of certain pension obligations in connection with the succession of the Company’s prior CEO.

5)	Interest expense, net for the nine months ended September 30, 2004, includes a $2.9 million charge representing the write-off of deferred financing costs associated with the second quarter 2004 refinancing of the Company’s bank debt and credit facility.

6)	Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and nine months ended September 30, 2005, other income (expense), net includes a $7.1 million charge associated with the write-down of an investment.

7)	For the three months ended September 30, 2005, the Company repurchased approximately 2.0 million shares of its common stock at an average price of $50.41 per share for $98.5 million. For the nine months ended September 30, 2005, the Company repurchased approximately 3.8 million shares of its common stock at an average price of $50.52 per share for $190.5 million. For the three and nine months ended September 30, 2005, the Company reissued approximately 0.9 million and 3.6 million shares for employee benefit plans, respectively. For the nine months ended September 30, 2005, the Company has reissued approximately 5.6 million shares in connection with the conversion of its contingent convertible debentures. Since the inception of the share repurchase program in May 2003, the Company has repurchased approximately 28.4 million shares of its common stock at an average price of $41.63 for approximately $1.2 billion. At September 30, 2005, $321.7 million of the share repurchase authorizations remained available.

8)	In December 2004, the Company called for redemption all of its outstanding contingent convertible debentures due November 2021. Under the terms of the debentures, the holders of the debentures had an option to submit their debentures for redemption at par plus accrued and unpaid interest or convert their debentures into shares of the Company’s common stock at a conversion price of $43.75 per share. The outstanding principal of the debentures at December 31, 2004 was classified as a current liability within short-term borrowings and current portion of long-term debt on the Company’s consolidated balance sheet. As of January 18, 2005, the redemption was completed and $0.4 million of principal was redeemed for cash and $249.6 million of principal was converted into approximately 5.7 million shares of the Company’s common stock.